Exhibit 10.17

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made on August     , 2004, by and among American Campus Communities, Inc., a Maryland corporation (“Optionee” or the “Company”), RAP-ACP, LLC, a Delaware limited liability company (“RAP”), and RSVP Student Housing, LLC, a Delaware limited liability company (“RSVP”; and together with RAP, “Optionor”).

RECITALS

A. RAP (i) owns a 98% limited partnership interest in SHP-The Village at Riverside LP, a Delaware limited partnership (“Fee Owner”), and (ii) is the sole member of SHP-The Village at Riverside GP, LLC, a Delaware limited liability company (“SHP”), a 1% general partner of Fee Owner.

B. RSVP is the sole member of RFG CMP The Village at Riverside, LLC, a Delaware limited liability company (“RFG”; and together with Fee Owner and SHP, the “Partnerships”), a 1% limited partner of Fee Owner.

C. Fee Owner owns fee simple title to that certain real property commonly known as The Village at Riverside and located in Austin, Texas, together with any buildings, structures, and other improvements situated thereon (the “Property”), and described on Exhibit A attached hereto.

D. Optionee desires to have the right to acquire, without becoming obligated to acquire, all of Optionor’s right, title and interest in the Partnerships, including, without limitation, all of Optionor’s voting rights and interests in the capital, profits and losses arising out of such interests (the “Interests”), on the terms and subject to the conditions set forth herein. As used herein, “Option” means the option to acquire the Interests under this Agreement.

E. The Company desires to acquire the Option as part of a series of transactions (collectively, the “Formation Transactions”) relating to the proposed initial public offering (the “Public Offering”) of common stock of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Optionee and Optionor agree as follows:

1. Grant of Option. Optionor hereby grants to the Company an option to acquire, on the terms and conditions set forth herein, all of Optionor’s direct or indirect right, title and interest in and to the Interests, Partnerships and Property, in each case free and clear of any liens or encumbrances other than (a) the Project Indebtedness (as hereinafter defined), (b) any liens securing taxes, the payment of which is not delinquent or the payment of which is actively being contested in good faith by appropriate proceedings diligently pursued; provided, however, that with respect to any taxes being contested, Optionor shall have placed in escrow an amount sufficient to satisfy such taxes, together with interest and any penalties thereon, should such contest not be decided in its favor, (c) zoning laws and ordinances applicable to the Property which are not violated by the existing structures or present uses thereof, (d) liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business and not more than 90 days past due or which are being contested in good faith by appropriate proceedings diligently pursued, (e) non-exclusive easements for public utilities that do not have a material adverse effect upon, or interfere with the use of, the Property, (f) leases to student occupants of the Property and (g) any exceptions contained in the existing title insurance policy for the Property insuring fee simple title in Fee Owner. As used herein, the term “Project Indebtedness” means the existing indebtedness secured by that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated December 29, 2000 presently encumbering the Property or any replacement financing or other arrangement entered into by or on behalf of Fee Owner after the date hereof which relates to the Property.

1.1. Effectiveness of Option. The Option granted hereby shall not be effective until such time as the closing of the transactions contemplated by the Contribution Agreement (hereinafter defined) (the “Option Effective Date”).

1.2. Commencement of Option. The Company shall have the right to exercise the Option at any time after the Option Effective Date until the expiration of the Option pursuant to Section 1.3.

1.3. Term of Option. The Option shall expire four (4) years after the Option Effective Date, unless earlier terminated as described in Section 6 hereof (such period being the “Exercise Period” or the “Option Term”).

2. Process for Exercise of Option.

2.1. Exercise. The Option may be exercised during the Exercise Period by delivery of written notice by the Company to Optionor (the “Exercise Notice”), stating that the Option is exercised on the terms set forth in this Agreement. The date upon which the Exercise Notice is received by Optionor shall hereinafter be referred to as the “Exercise Date.” If the Option is exercised, the Interests shall be conveyed by Optionor to Optionee (or its designee(s)) within ninety (90) days of the Exercise Date, subject to the terms of the Acquisition Agreement (as defined in Section 3.1).

2.2. Inspection. During the term of this Agreement, the Company and its agents may enter upon the Property, subject to the rights of any tenants, upon reasonable notice and during normal business hours to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of the Property. The Company hereby agrees to repair any damage it or its agents may cause to the Property as a result of any such inspections or tests or any other related damage caused by the Company or its agents, and further agrees to indemnify, defend and hold Optionor, Fee Owner, SHP, RFG and their respective partners, members, officers, representatives, directors, employees and agents (collectively, the “Indemnified Parties”) harmless from and against any and all claims, losses, damages and expenses, including reasonable attorneys’ fees, suffered by any of the Indemnified Parties as a result of the Company’s or its agents’ entry upon or acts upon the Property in connection with any such inspections or tests or any other related damage caused by the Company or its agents other than with respect to any matter arising out of conditions merely discovered, but not caused or contributed to, by the Company or its agents.

2.3. Information. Optionor agrees, during the Option Term, to permit the Company and its agents upon reasonable notice and during normal business hours to review all books, records and other documentation reasonably requested by the Company with respect to Optionor, the Partnerships, the Interests and the Property. Further, Optionor shall, during the Option Term, provide the Company with notice of any known default under the Project Indebtedness and shall provide copies of any written default notices Optionor may receive pursuant to the terms of the agreements evidencing and/or securing such indebtedness.

3. Process.

3.1. Acquisition Agreement. Upon exercise of the Option by delivery of an Exercise Notice by the Company, the parties shall execute a mutually acceptable acquisition agreement containing terms and conditions customary in similar “as is” transactions (which, at a minimum, shall contain representations, warranties and covenants by Optionor similar to those provided by the Sponsors under that certain Contribution Agreement, dated as of the date hereof, among the Company, American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Operating Partnership”), Reckson Strategic Venture Partners, LLC and RAP (the “Contribution Agreement”) and an indemnity by Optionor in favor of Optionee and their respective affiliates, directors, officers, employees, representatives and agents, from and against all costs, expenses, losses and damages (including, without limitation, reasonable attorney’s fees and expenses) incurred by such parties resulting from any misrepresentation or breach of representation, warranty or covenants made by Optionor hereunder), and in any case consistent with this Agreement (an “Acquisition Agreement”). Optionor and the Company shall thereafter execute, acknowledge and deliver any and all other documents reasonably necessary or appropriate to carry out the terms and conditions of the Acquisition Agreement.

3.2. Consideration. Upon the closing under the Acquisition Agreement, the consideration to be paid by the Company for the Interests (the “Consideration”) pursuant to an exercise of the Option under Section 2.1 shall be equal to (x) the Property’s net operating income (determined is accordance with U.S. generally accepted accounting principles consistently applied), before debt service, for the four calendar quarters immediately preceding the Closing Date divided by (y) eight percent (i.e., 0.08); provided however, that if the Closing Date occurs during the initial 24 months of the Option Term, in no event shall the Consideration be less than Twelve Million and 00/100 Dollars ($12,000,000), and if the Closing Date occurs during the final 24 months of the Option Term, in no event shall the Consideration be less than Thirteen Million and 00/100 Dollars ($13,000,000). Notwithstanding the above, the Consideration shall be reduced on a dollar-for-dollar basis to the extent the Company, Operating Partnership and/or RAP Student Housing, LLC, a Delaware limited liability company (“RAPSH”), have made any payments pursuant to the terms of that certain Joinder, dated December 29, 2000, made by RAPSH in favor of General Electric Capital Corporation, pursuant to which RAPSH guarantees certain obligations and liabilities of Fee Owner. The Company shall satisfy the Consideration by assuming the indebtedness under the Project Indebtedness outstanding as of the Closing Date (hereinafter defined) and paying the balance of the Consideration to Optionor by federal wire transfer, certified check or other immediately available funds.

3.3. Withholding. Optionor shall execute upon the conveyance of the Interests such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions. If Optionor fails to provide such certificates or affidavits, the Company may withhold a portion of the Consideration as required by the Internal Revenue Code of 1986, as amended (the “Code”) or applicable state law.

3.4. Taxes. If the transactions contemplated by this Agreement and the Acquisition Agreement are consummated, then the following shall apply:

(a) Cooperation and Tax Disputes. Optionor and the Company shall provide each other with such cooperation and information relating to the Partnerships, Interests and Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes. Any time after the date hereof, the Company promptly shall notify Optionor in writing upon receipt by the Company or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the Partnerships, Interests or Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Company or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor with respect to any tax period ending on or before the date on which the acquisition of the Interests occurs (the “Closing Date”). Optionor promptly shall notify the Company in writing upon receipt by Optionor of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Optionor or Partnerships. Each of the Company and Optionor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that Optionor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor (or its direct or indirect owners, if applicable) has acknowledged liability for the payment of any additional tax liability, and the Company shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Company nor Optionor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its direct or indirect owners without the consent of the other party, such consent not to be unreasonably withheld. Optionor and the Company shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) with respect to the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

(b) Closing Costs and Prorations. Any recording fees, escrow fees, and other closing costs shall be allocated according to custom and practice based on the location of the Property, and all income and expenses shall be prorated according to custom and practice based on the location of the Property.

(c) Survivability. This Section 3.4 shall survive the expiration or earlier termination of this Agreement.

4. Right of First Offer. If Optionor or any Partnership desires to sell any Interest or the Property or any interest in Fee Owner to an unaffiliated third party at any time during the term of this Agreement, then, subject only to Optionee’s right of first offer contained in this Section 4, Optionor shall have the right to convey such Interest or the Property or such interest in Fee Owner, as the case may be, to such third party during the term of this Agreement. If Optionor or any Partnership desires to sell any Interest or the Property or any interest in Fee Owner to an unaffiliated third party, Optionor shall first give written notice (the “ROFO Notice”) thereof to the Company (the date the ROFO Notice is received by the Company is referred to as the “Notice Date”), which ROFO Notice shall include the proposed sale price and other material terms (collectively, the “Acquisition Terms”) of the proposed transfer of the Interest or Property or such interest in Fee Owner, as the case may be. The Company shall have thirty (30) days from the Notice Date to give written notice to Optionor (the “OP Notice”) of its election to acquire the relevant Interest or Property or such interest in Fee Owner, as the case may be, (i) for the same sale price and on substantially the same other terms as set forth in the ROFO Notice, or (ii) pursuant to the exercise of its Option under Section 2.1. If the Company fails to make such election on a timely basis, the Company’s rights under this Agreement shall expire and be of no further force or effect; provided, however, that such rights shall be revived and reinstated in favor of the Company in the event Optionor or any Partnership, as the case may be, (i) desires to accept an offer from a third party to purchase such Interest, the Property or any interest in

Fee Owner on terms that are not substantially in accordance with the Acquisition Terms set forth in the ROFO Notice (including, without limitation, for a sale price that is less than ninety five percent (95.0%) of the proposed sale price set forth in the ROFO Notice) or (ii) does not sell the relevant Interest, the Property or interest in the Fee Owner within 180 days following the Notice Date. Notwithstanding anything to the contrary contained herein, the terms of this Section 4 shall not apply with respect to any transfer of the Property to the lender of the Project Indebtedness existing as of the date hereof (or its designee; provided that such designee is not an affiliate of Optionor) for total consideration equal to or less than the then existing amount of such Project Indebtedness.

5. [INTENTIONALLY OMITTED]

6. Termination of this Agreement. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the sale, transfer or contribution of the Interests, Property or any interest in Fee Owner to any party (including the Company), other than to any affiliate of Optionor, in accordance with this Agreement, (ii) the failure by the Company to close on the acquisition of the Interests or Property or any interest in Fee Owner following delivery of the Exercise Notice (or OP Notice), and (iii) the expiration of the Option Term.

7. Procedure if Option Terminates. If the Option expires or is earlier terminated pursuant to this Agreement, Optionor will provide notice of such expiration or termination to the Company (the “Option Termination Notice”). The delivery of the Option Termination Notice shall not be a condition precedent to the effectiveness of such expiration or earlier termination.

8. Representations and Warranties; Indemnity; Covenants.

8.1. Representations and Warranties. Each of RAP and RSVP hereby represents and warrants to the Company as of the date hereof as follows, and further agrees that such representations and warranties shall also be true and correct in all material respects as if remade on each of the Exercise Date and the Closing Date or that it will promptly notify the Company of any changes therein (in which event, if the changes are material, the Company shall have the right to rescind its Exercise Notice):

(a) Organization; Authority. Such entity is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation and has the legal capacity to enter this Agreement and perform its obligations hereunder.

(b) Due Authorization. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of such entity pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such entity, each enforceable against such entity in accordance with its terms.

(c) Title to the Interests. Optionor directly owns the Interests in each case free and clear of all liens, encumbrances, security interests prior assignments or conveyances, conditions, restrictions, and any other adverse right, interest, charge or claim of any kind whatsoever other than as set forth on Exhibit B hereto.

(d) No Consents. No authorization, consent, approval, permit, or license of, or filing with, any governmental or public body or authority, or any other person or entity is required to authorize, or is required in connection with, the execution, delivery, and performance of this Agreement on the part of Optionor and the Partnerships other than as may be required pursuant to the Formation Transactions, which shall be deemed to have been provided.

(e) No Brokers. Optionor has not employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company or any of its affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

(f) No Other Agreements to Sell. Except for the Option granted hereby, (i) Optionor has made no agreement and has no obligation (absolute or contingent) to sell or option the Interests or any interest in Fee Owner and (ii) Fee Owner has not made any agreement or undertaken any obligation (absolute or contingent) to sell or option the Property, in each case, in favor of any third party other than the Company pursuant to this Agreement.

8.2. Indemnity. Optionor shall indemnify, defend and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (each a “Company Indemnified Party”) from and against any and all claims, losses, damages, liabilities and expenses, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds) asserted against, imposed upon or incurred by any Company Indemnified Party in connection with this Agreement as a result of a breach of the representations, warranties and/or covenants contained in this Section 8. The terms of this Section 8.2 shall survive the expiration or early termination of this Agreement.

8.3. Covenants of Optionor. From the date hereof through the Closing Date, Optionor shall not (and shall cause Fee Owner not to), without first obtaining the consent of the Company:

(a) Except as provided in Section 4 hereof and Section 4.5 of the Contribution Agreement, sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of the Interests, Partnerships, any interest in Fee Owner or the Property to any unaffiliated third party other than a transfer of the Property to the lender of the Project Indebtedness existing as of the date hereof (or its designee; provided that such designee is not an affiliate of Optionor) for total consideration equal to or less than the then existing amount of such Project Indebtedness;

(b) Pledge or encumber (or permit to become encumbered) all or any portion of the Interests, Partnerships, any interest in Fee Owner or the Property (other than as expressly permitted hereunder); or

(c) Take any action (or fail to take any action) if the same would constitute a default hereunder or cause any of the representations and warranties made hereunder by Optionor to be untrue or incorrect in all material respects.

9. Assignment. The Company may not assign the Option without Optionor’s prior written consent, which consent may be conditioned, withheld or delayed in Optionor’s sole and absolute discretion, provided, that the Company may assign the Option without Optionor’s consent to (i) any entity that, directly or indirectly, controls, is controlled by or is under common control with the Company, the Operating Partnership or American Campus Communities Services Inc., a Delaware corporation (the “TRS”), or (ii) any entity into which the Company, Operating Partnership or TRS has merged or otherwise is the result of a business combination.

10. Notices; Exercise of the Option. Any notice to be given hereunder (including the Exercise Notice and ROFO Notice) or under law by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, (iii) overnight courier or (iv) facsimile transmission (provided such facsimile is followed by an original of such notice by mail, courier or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile). Mailed notices or those sent by overnight courier shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To Optionor:

c/o Reckson Associates

225 Broad Hollow Road

Mellville, NY 11747

Fax: 631-622-8894

Attention: General Counsel

with a copy to:

Reckson Strategic Venture Partners

c/o New World Realty

60 Cutter Mill Road

Great Neck, NY 11021

Fax: 516-465-2801

Attention: Frank Adipietro

and a copy to:

Herrick, Feinstein LLP

2 Park Avenue

New York, NY 10016

Fax: (212) 592-1500

Attn: Irwin A. Kishner

To the Company:

American Campus Communities, Inc.

805 Las Cimas Parkway

Suite 400

Austin, Texas 78746

Fax: 512-732-2450

Attention: William C. Bayless, Jr.

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Fax: 212-728-8111

Attention: Yaacov M. Gross, Esq.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

12. Miscellaneous.

12.1. Amendment. This Agreement may not be amended except by an instrument in writing signed by both Optionor and the Company.

12.2. Entire Agreement; Counterparts. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument.

12.3. Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Company to effect such replacement.

12.4. Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, Optionor and the Company and their respective successors and permitted assigns.

12.5. Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

12.6. Books and Records. Optionor shall maintain a copy or other evidence of this Agreement in its books and records relating to the Partnerships and the Property.

12.7. Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

12.8. Survival. Except as otherwise provided in this Agreement, it is the intention of the parties hereto that the provisions of this Agreement that contemplate performance after the expiration or earlier termination of this Agreement and the obligations of the parties not fully performed prior to the expiration or earlier termination of this Agreement shall survive the expiration or earlier termination of this Agreement and shall not be deemed to be merged into or waived by the instruments executed as of the date on which this Agreement expires or is terminated.

12.9. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

(Signature Page Follows)

OPTION AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of this      day of                     , 2004.

OPTIONOR RAP-ACP, LLC, a Delaware limited liability corporation

By:	RAP-SH Holdings LLC,
its managing member

	By:	Reckson Asset Partners LLC,
its sole member

By:
Authorized Signatory

RSVP Student Housing, LLC, a Delaware limited liability company

By:	RSVP-ACP, its Sole Member

By: RSVP-SH Holding, LLC, its

		By:	Reckson Strategic Venture Partners, LLC, its Sole Member

			By:	RSVP Holdings LLC,
its Sole Member

				By:	RSI Fund Management LLC, its Managing Member

By:
Authorized Signatory

COMPANY American Campus Communities, Inc. a Maryland corporation

By:
Name:
Title:

STATE OF	)
ss.:
COUNTY OF	)

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared                                              ,                              of             , the              that executed the foregoing instrument, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said entity, and that he executed the same as the act of such entity for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this              day of             , 2004.

_____________________________

Notary Public in and for              County,

STATE OF	)
ss.:
COUNTY OF	)

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared                                                          ,                                  of             , the              that executed the foregoing instrument, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said entity, and that he executed the same as the act of such entity for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this              day of             , 2004.

_____________________________

Notary Public in and for              County,

STATE OF	)
ss.:
COUNTY OF	)

BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared                                                      ,                                      of American Campus Communities, Inc., the corporation that executed the foregoing instrument, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this                  day of                             , 2004.

_____________________________

Notary Public in and for              County,

EXHIBIT A

TO

OPTION AGREEMENT

DESCRIPTION OF PROPERTY

(attached)

EXHIBIT B

TO

OPTION AGREEMENT

LIENS